Exhibit 99.1

AMENDMENT NO. 1 TO

ADVISORY BOARD AGREEMENT

This Amendment No. 1 to Advisory Board Agreement (this “Amendment”) is made as of May 1, 2008 (the “Effective Date”), between American Defense Systems, Inc. (the “Company”) and Thomas J. Berthel (the “Advisor”).

The parties have executed that certain Advisory Board Agreement dated as of May 1, 2008 (the “Original Agreement”).  The parties desire to amend the Original Agreement upon the terms and conditions set forth herein.  Accordingly, the parties agree as follows:

1.             Defined terms.  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

2.             Amendment.  The Original Agreement is hereby amended to delete: (i) clause (c) of the second sentence of Section 1.1 of the Original Agreement; (ii) clause (b) of the first sentence of Section 2 of the Original Agreement; and (iii) Section 4.4 of the Original Agreement.

3.             Ratification of Original Agreement.  Except as expressly set forth in this Amendment, the Original Agreement is hereby ratified and confirmed in its entirety, and shall remain in full force and effect in accordance with its terms.

4.             Governing Law.  This Amendment shall be governed by the laws of the State of New York applicable to agreements made and to be performed within such State, without giving effect to the choice of law principles thereof.

5.             Entire Agreement.  The Original Agreement, as amended by this Amendment, constitute the entire agreement of the parties hereto with respect to the subject matter thereof and hereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter thereof and hereof.

6.             Counterparts; Facsimile.  This Amendment may be executed and delivered in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, and by PDF or facsimile transmission.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Advisory Board Agreement as of the date first written above.

AMERICAN DEFENSE SYSTEMS, INC.	ADVISOR

By:	Signature:
Name:	Print Name:
Title: